ACCEL


                           FOR IMMEDIATE RELEASE

                      ACCEL International Corporation
                    12603 Southwest Freeway, Suite 315
                            Stafford, TX 77477

            For Further Information: Raymond H. Deck, Chairman
                                     860/293-4215


                               NEWS BULLETIN


                      ACCEL INTERNATIONAL CORPORATION
                     ANNOUNCES CLOSING OF ACQUISITION


SIMSBURY, CONNECTICUT - January 14, 2000 - ACCEL International Corporation announced today that it has closed the acquisition of Allegiance Insurance Managers Ltd. (AIM) substantially in accordance with the agreement in principle previously announced on October 7, 1999.

AIM, headquartered in Simsbury, Connecticut, operates as an underwriting manager, managing general agency, and claims administrator for various programs, companies and clients. Gerald H. Pastor, FCAS, President, Chief Executive Officer and principal shareholder of AIM was elected President and Chief Executive Officer of ACCEL's subsidiary, Acceleration National Insurance Company ("ANIC") in October, 1999 and of ACCEL in November, 1999. Mr. Pastor will also continue his responsibilities as President and CEO of AIM, as a subsidiary of ACCEL.

In consideration for the acquisition, ACCEL has issued 529,040 shares of its common stock to shareholders of AIM, other than Pastor, and will issue an additional 997,036 shares to Pastor upon, and subject to receipt of, clearance by the Ohio Department of Insurance. Should the foregoing clearance not be received, ACCEL will issue to Pastor such other consideration as may be mutually agreed upon by ACCEL and Pastor, which may include a lesser number of shares of ACCEL common stock (subject to the foregoing clearance) and/or other securities.

Under the terms of the transaction, ACCEL will also issue up to an additional 2,180,110 shares of its common stock to the former shareholders of AIM if the combined business meets certain performance criteria over the six years after the acquisition. If the business does not achieve certain cumulative earnings by December 31, 2002, the former AIM shareholders will return to ACCEL one-half of the ACCEL common stock, or other consideration, originally issued to them.

Also in connection with the acquisition, ACCEL entered into employment agreements with Pastor and with Thomas J. Renwick, Senior Vice President of ACCEL, ANIC and AIM, each for a term ending December 31, 2005.

ACCEL has agreed to arrange for a credit facility with an aggregate credit value of not less than $5 million to be available from time to time for the purposes of acquisitions and working capital. ACCEL expects to close the credit facility in the near future. Should ACCEL fail to maintain this credit facility until it has been fully drawn down, or fail unreasonably to approve proposals submitted for the acquisition and development of retail insurance agencies in strategic markets and business lines, the former shareholders of AIM have the option to elect to rescind the acquisition.
In that event, all shares of AIM capital stock would be returned to those shareholders for no consideration. ACCEL does not anticipate that such event will occur.

In connection with the acquisition, three of the ACCEL directors, Robert Betagole, Kermit G. Hicks and Stephen M. Qua, have resigned and Gerald H. Pastor, Thomas J. Renwick and Robert N. Worgaftik, who currently serve as directors of AIM, have been elected to replace them.

ANIC is presently running off all of its underperforming products. Going forward, after ACCEL's purchase of AIM, the primary focus of ACCEL and ANIC will be in the non-standard automobile line of business, an area in which AIM and Mr. Pastor are recognized experts. Emphasis of the combined business will be on rigorous and creative actuarial analysis, technically sound and responsive claims handling, state of the art computer systems, and control or acquisition of production sources.

ACCEL International Corporation is an insurance holding company whose principal subsidiary, prior to the acquisition of AIM, was ANIC, domiciled in Ohio.

Forward-looking statements contained in this press release are made under "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Among these risk factors are general economic and business conditions, acceptance of ACCEL's products, the impacts of competitive prices and products, losses on insurance policies, returns on investment assets, availability of financing and other risk factors and cautionary statements set forth from time to time in ACCEL's periodic reports filed with the Securities and Exchange Commission, including but not limited, its Annual Report on Form 10-K for the fiscal year ended December 31, 1998.